Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

ProCap Financial, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	34,038,333	$10.16	$345,659,271.62	0.0001531	$52,920.43
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(2)	Other	74,562,500	7.86	586,061,250.00	0.0001531	89,725.98
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(3)	Other	47,359,209	7.86	372,243,382.74	0.0001531	56,990.46
Fees to be Paid	Other	Warrants exercisable for Common Stock	(4)	Other	12,852,500	0.00	0.00	0.0001531	0.00
Fees to be Paid	Equity	Common Stock issuable upon exercise of Warrants	(5)	Other	12,852,500	$12.75	$163,805,618.50	0.0001531	$25,078.56

Total Offering Amounts:							$1,467,769,522.86		224,715.43
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$224,715.43

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

Represents up to an aggregate of 34,038,333 shares of ProCap Financial, Inc. (“Pubco”) common stock, par value $0.001 per share (“Pubco Stock”), issued to shareholders of Columbus Circle Capital Corp I (“CCCM”) in connection with the closing of the business combination between CCCM and ProCap BTC, LLC (“ProCap”) as described in this registration statement and the proxy statement/prospectus included herein (the “Business Combination”), including up to (i) 25,000,000 shares of Pubco Stock to CCCM’s public shareholders in exchange for Class A ordinary shares, par value $0.0001 per share, of CCCM (“Class A Ordinary Shares”) issued in CCCM’s initial public offering (excluding the Adjustment Shares (as defined below)), (ii) 8,333,333 shares of Pubco Stock to CCCM’s sponsor in exchange for Class B ordinary shares, par value $0.0001 per share, of CCCM, and (iii) 705,000 shares of Pubco Stock to CCCM’s sponsor and the representatives of the underwriters of CCCM’s initial public offering in exchange for Class A Ordinary Shares underlying the private placement units issued in a private placement that closed simultaneously with CCCM’s initial public offering.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Ordinary Share on the Nasdaq Stock Market on September 16, 2025 ($10.16 per share). This calculation is in accordance with Rule 457(f)(1) and Rule 457(c) of the Securities Act.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

Represents (i) 64,562,500 shares of Pubco Stock issued to the investors (the “Preferred Equity Investors”) that each entered into a Preferred Equity Subscription Agreement dated as of June 23, 2025, by and among CCCM, Pubco, ProCap BTC, LLC (“ProCap”) and each Preferred Equity Investor (the “Preferred Equity Investment”)(excluding the Adjustment Shares), and (ii) 10,000,000 shares of Pubco Stock issued to the holders of the common units of ProCap BTC, issued in connection with the closing of the Business Combination.

ProCap is a private company, and no market exists for its securities. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is the aggregate book value equivalent of ProCap’s securities expected to be exchanged in connection with the Business Combination described herein.
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

Represents up to 47,359,209 shares of Pubco Stock (the “Adjustment Shares”) that may be issued in connection with the closing of the Business Combination, equal to (1) the product of (A) (I) the quotient obtained by dividing (x) the price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant for the ten (10)-day period ending on the third (3rd) business day prior to the closing of the Business Combination, subject to a maximum price of $200,000 by (y) the time weighted average price for the period of time during which the Bitcoin purchased by ProCap with the proceeds of the Preferred Equity Investment was acquired (II) minus 1, multiplied by (B) $516.5 million, divided by (2) $10.00.

ProCap is a private company, and no market exists for its securities. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is the aggregate book value equivalent of ProCap’s securities expected to be exchanged in connection with the Business Combination described herein.
(4)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

Represents warrants, each whole warrant entitling the holder thereof to purchase one (1) share of Pubco Stock at a price of $11.50 per share, which warrants will be issued by Pubco in connection with the closing of the Business Combination in exchange for the whole warrants that were included in as part of (i) each CCCM unit issued in CCCM’s initial public offering and (ii) each CCCM unit issued in a private placement that was consummated simultaneously with the consummation of CCCM’s initial public offering. Each CCCM unit consisted of one Class A Ordinary Share and one-half (1/2) of one redeemable warrant to purchase one Class A Ordinary Share at a purchase price of $11.50 per share (the “SPAC Warrants”).

Because the shares of Pubco Stock underlying the securities are registered hereby, no separate registration fee is required with respect to the securities registered hereby.
(5)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends, anti-dilution provisions or similar transactions.

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(i) and 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price is based on the sum of (a) the average of the high and low prices for the CCCM Warrants on the Nasdaq Stock Market on September 16, 2025 ($1.245 per share), and (b) $11.50, the exercise price of the CCCM Warrants.